The Navigators Group, Inc.
CORPORATE NEWS
Navigators Appoints New Member to Board of Directors
NEW YORK, February 25, 2010 (BUSINESS WIRE)—The Navigators Group, Inc. (NASDAQ:NAVG) today announced the appointment of Marjorie D. Raines to its Board of Directors.
“We are extraordinarily pleased to add Marjorie to our Board of Directors,” said Stanley A. Galanski, President and Chief Executive Officer. “The recent turmoil in the financial markets highlighted the value of having directors with a deep expertise in investment matters and Marjorie brings not only that investment expertise, but couples it with substantial experience in our industry.”
Ms. Raines joined the Chubb Group of Insurance Companies in 1975 as an equity/portfolio manager, later becoming Executive Vice President — Chief Investment Officer for Chubb’s international operations before her retirement in December of 2008. She has been actively involved in the community in several capacities, including Trustee and past President of the Chubb Foundation, Trustee and Treasurer of Homeless Solutions, and Advisory Board member of Community Agencies Corporation of New Jersey and the Junior League of Miami. She holds a B.A. from Florida State University, an M.B.A. from Fordham University and is certified as a Chartered Financial Analyst.
The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.
CONTACT
Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com